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                                                                   EXHIBIT 12.2

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PNC BANK CORP.
COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
AND PREFERRED STOCK DIVIDENDS

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                                                 Six months                          Year ended December 31
                                                    ended        ------------------------------------------------------------------
In thousands, except ratios                     June 30, 1994       1993          1992          1991          1990          1989
                                                -------------    ----------    ----------    ----------    ----------    ----------
EARNINGS
 Income before income taxes and cumulative
  effect of changes in accounting principles..   $  581,905       $1,116,612    $  778,122    $  548,201    $   29,425   $  485,264
 Fixed charges and preferred stock dividends
  excluding interest on deposits..............      436,363          652,432       521,908       518,004       922,156      873,248
                                                 ----------       ----------    ----------    ----------    ----------   ----------
   Subtotal...................................    1,018,268        1,769,044     1,300,030     1,066,205       951,581    1,358,512
 Interest on deposits.........................      417,516          742,772     1,063,422     1,727,765     1,973,087    1,907,769
                                                 ----------       ----------    ----------    ----------    ----------   ----------
   Total......................................   $1,435,784       $2,511,816    $2,363,452    $2,793,970    $2,924,668   $3,266,281
                                                 ==========       ==========    ==========    ==========    ==========   ==========

FIXED CHARGES
 Interest on notes and debentures.............   $  214,286       $  265,353    $  145,125    $   95,207    $   84,045   $   61,590
 Interest on borrowed funds...................      207,311          362,995       352,162       398,779       816,448      788,520
 Amortization of notes and debentures.........          685              967           970           584           538          506
 Interest component of rentals................       12,855           20,583        19,167        18,800        17,667       16,467
 Preferred stock dividend requirements........        1,226            2,534         4,484         4,634         3,458        6,165
                                                 ----------       ----------    ----------    ----------    ----------   ----------
   Subtotal...................................      436,363          652,432       521,908       518,005       922,156      873,248
 Interest on deposits.........................      417,516          742,772     1,063,422     1,727,765     1,973,087    1,907,769
                                                 ----------       ----------    ----------    ----------    ----------   ----------
   Total......................................   $  853,879       $1,395,204    $1,585,330    $2,245,769    $2,895,243   $2,781,017
                                                 ==========       ==========    ==========    ==========    ==========   ==========

RATIO OF EARNINGS TO COMBINED FIXED
 CHARGES AND PREFERRED STOCK DIVIDENDS
   Excluding interest on deposits..............        2.33x            2.71x         2.49x         2.06x         1.03x        1.56x
   Including interest on deposits..............        1.68             1.80          1.49          1.24          1.01         1.17
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